EXHIBIT 2

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          SYNAGRO TECHNOLOGIES, INC.,

                             AMS ACQUISITION CORP.

                                 AMSCO, INC.,

                                      AND

                      RANDALL S. TUTTLE AND B. E. TUTTLE


                                APRIL 30, 1999

                              Exhibit 2 - Page 1
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                               TABLE OF CONTENTS

ARTICLE I  THE MERGER........................................................1
               Section 1.1.  The Merger......................................1
               Section 1.2.  Effective Time of the Merger....................1

ARTICLE II  THE SURVIVING CORPORATION........................................2
               Section 2.1.  Certificate of Incorporation....................2
               Section 2.2.  Bylaws..........................................2
               Section 2.3.  Directors.......................................2
               Section 2.4.  Officers........................................2

ARTICLE III  CONVERSION OF SHARES............................................2
               Section 3.1.  Effect on Capital Stock.........................2
               Section 3.2.  Net Working Capital Adjustment..................4
               Section 3.3.  Exchange of Certificates........................5
               Section 3.4.  Stock Transfer Books............................5
               Section 3.5.  No Further Ownership Rights in Company Common
                             Stock...........................................5
               Section 3.6.  Tax Consequences................................5
               Section 3.7.  Taking of Necessary Action; Further Action......5
               Section 3.8.  Closing.........................................6

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT
               AND MERGER SUB................................................6
               Section 4.1.  Organization and Qualification..................6
               Section 4.2.  Capitalization..................................6
               Section 4.3.  Authority; Non-Contravention; Approvals.........7
               Section 4.4.  Registration Statement and Proxy Statement......8
               Section 4.5.  Reports and Financial Statements................8
               Section 4.6.  Litigation......................................9

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               AND THE SHAREHOLDERS..........................................9
               Section 5.1.  Organization and Qualification..................9
               Section 5.2.  Capitalization.................................10
               Section 5.3.  Subsidiaries...................................10
               Section 5.4.  Authority; Non-Contravention; Approvals........10
               Section 5.5.  Financial Statements...........................11
               Section 5.6.  Absence of Undisclosed Liabilities.............11
               Section 5.7.  Absence of Certain Changes or Events...........11
               Section 5.8.  Litigation.....................................12
               Section 5.9.  Accounts Receivable............................12
               Section 5.10. No Violation of Law; Compliance with
                             Agreements.....................................12
               Section 5.11. Insurance......................................12
               Section 5.12. Taxes..........................................13

                              Exhibit 2 - Page i

               Section 5.13.  Employee Benefit Plans........................14
               Section 5.14.  Employee and Labor Matters....................15
               Section 5.15.  Environmental Matters.........................16
               Section 5.16.  Non-competition Agreements....................18
               Section 5.17.  Title to Assets...............................18
               Section 5.18.  Contracts, Agreements, Plans and Commitments..19
               Section 5.19.  Registration Statement........................20
               Section 5.20.  Brokers and Finders...........................20
               Section 5.21.  Intellectual Property.........................20
               Section 5.22.  Relationships.................................20
               Section 5.23.  Certain Payments..............................21
               Section 5.24.  Books and Records.............................21
               Section 5.25.  Condition and Sufficiency of Assets...........21
               Section 5.26.  Investment Representations....................21

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER..........................22
               Section 6.1.   Conduct of Business by the Company Pending the
                              Merger........................................22
               Section 6.2.   Control of the Company's Operations...........24
               Section 6.3.   Other Offers..................................25

ARTICLE VII  ADDITIONAL AGREEMENTS..........................................25
               Section 7.1.  Access to Information..........................25
               Section 7.2.  Registration Statement.........................25
               Section 7.3.  Synagro Liquidity Program......................26
               Section 7.4.  Exchange Listing...............................27
               Section 7.5.  Expenses and Fees..............................27
               Section 7.6.  Agreement to Cooperate.........................27
               Section 7.7.  Public Statements..............................27
               Section 7.8.  Notification of Certain Matters................27
               Section 7.9.  Release of Shareholders Personal Guaranties....28
               Section 7.10. Employee Benefits..............................28
               Section 7.11. Tax Matters....................................28

ARTICLE VIII  CONDITIONS TO CLOSING.........................................29
               Section 8.1.  Conditions to Each Party's Obligation to
                             Effect the Merger..............................29
               Section 8.2.  Conditions to Obligation of the Company to
                             Effect the Merger..............................29
               Section 8.3.  Conditions to Obligations of Parent and
                             Merger Sub to Effect the Merger................30

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER...............................32
               Section 9.1.  Termination....................................32
               Section 9.2.  Effect of Termination..........................33
               Section 9.3.  Amendment......................................34
               Section 9.4.  Extensions; Waiver.............................34

                             Exhibit 2 - Page ii

ARTICLE X  INDEMNIFICATION..................................................34
               Section 10.1.  The Shareholders' Indemnity Obligations.......34
               Section 10.2.  Parent's Indemnity Obligations................34
               Section 10.3.  Indemnification Procedures....................35
               Section 10.4.  Determination of Indemnified Amounts..........36
               Section 10.5.  Limitation of Shareholders' Liability.........37
               Section 10.6.  Limitation of Parent's Liability..............37

ARTICLE XI  GENERAL PROVISIONS..............................................37
               Section 11.1.  Survival......................................37
               Section 11.2.  Notices.......................................38
               Section 11.3.  Interpretation................................38
               Section 11.4.  Miscellaneous.................................39
               Section 11.5.  Governing Law.................................39
               Section 11.6.  Binding Arbitration...........................39
               Section 11.7.  Counterparts..................................41
               Section 11.8.  Parties in Interest...........................41
               Section 11.9.  Validity......................................41

                             Exhibit 2 - Page iii
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EXHIBITS:

Exhibit A      Glossary
Exhibit B      Net Working Capital Worksheet
Exhibit C      Legal Opinion of Parent
Exhibit D      Lease Forms
Exhibit E      Legal Opinion of Company
Exhibit F      Employment and Non-Competition Agreements
Exhibit G      Release of Claims Agreement
Exhibit H      Termination of Shareholders Agreement

SCHEDULES:

Schedule 2.3         Directors of the Surviving Corporation
Schedule 2.4         Officers of the Surviving Corporation
Schedule 3.1(a)      Shareholder Consideration
Schedule 4.6         Parent Litigation
Schedule 5.1         Organization and Qualification
Schedule 5.2         Capitalization
Schedule 5.4         Authority; Non-Contravention; Approvals
Schedule 5.5         Financial Statements
Schedule 5.6         Absence of Undisclosed Liabilities
Schedule 5.8         Company Litigation
Schedule 5.10        No Violation of Law; Compliance with Agreement
Schedule 5.11        Insurance Policies
Schedule 5.12        Taxes
Schedule 5.13        Employee Benefit Plans
Schedule 5.14        Employee and Labor Matters
Schedule 5.15        Environmental Matters
Schedule 5.17        Title to Assets
Schedule 5.18        Contracts, Agreements, Plans and Commitments
Schedule 5.21        Intellectual Property
Schedule 5.22        Relationships
Schedule 8.2(c)      Personal Guaranties

                             Exhibit 2 - Page iv

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 1999 (the "AGREEMENT"), is by and among SYNAGRO TECHNOLOGIES, INC., a Delaware corporation ("PARENT"), AMS ACQUISITION CORP., a North Carolina corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), AMSCO, INC., a North Carolina corporation (the "COMPANY"), RANDALL S. TUTTLE and B.E. TUTTLE (collectively, the "SHAREHOLDERS").

                             W I T N E S S E T H:

      WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire that Company merge with and into the Merger Sub (the "MERGER");

      WHEREAS, Parent, Merger Sub and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations thereunder;

      WHEREAS, the Company and the Shareholders are making certain representations, warranties and indemnities as an inducement to Parent and Merger Sub to enter into this Agreement; and

      WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Glossary attached as EXHIBIT A.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  THE MERGER

      SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2) in accordance with the North Carolina Business Corporation Act ("NCBCA"), the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease. The Merger Sub shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      SECTION 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "EFFECTIVE TIME") as a certificate of merger is filed with the Secretary of State of the State of North Carolina in accordance with the NCBCA (the "MERGER FILING"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in SECTION 3.8) in accordance with Article III. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, and in any event within five (5) business days after the satisfaction, or waiver, of all conditions to Closing set forth in Article VIII

                              Exhibit 2 - Page 1
hereof, subject to the terms and conditions hereof. Accordingly, subject to the provisions hereof, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Article VIII.

                                  ARTICLE II
                           THE SURVIVING CORPORATION

      SECTION 2.1. CERTIFICATE OF INCORPORATION. The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with its terms and as provided under the NCBCA.

      SECTION 2.2. BYLAWS. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the NCBCA.

      SECTION 2.3. DIRECTORS. The directors of the Surviving Corporation shall be as designated in SCHEDULE 2.3, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      SECTION 2.4. OFFICERS. The officers of the Surviving Corporation shall be as designated in SCHEDULE 2.4, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III
                             CONVERSION OF SHARES

      SECTION 3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the Shareholders:

            (a) CONVERSION OF SECURITIES. All of the Company's common stock, $1.00 par value per share ("COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (excluding any shares of the Company Common Stock to be canceled pursuant to SECTION 3.1(B)) shall be converted, subject to SECTION 3.1(D), into the right to receive at Closing, in the aggregate, the following merger consideration (the "MERGER CONSIDERATION"):

                   (i) the number of validly issued, fully paid and nonassessable shares of common stock, par value $.002 per share, of Parent ("PARENT COMMON STOCK"), determined by dividing $9,896,000 by the Average Parent Common Stock Price (such shares issued to the Shareholders being referred to herein as the "PARENT SHARES"); and

                  (ii) subject to an adjustment for Net Working Capital set forth in SECTION 3.2 of the Agreement, cash equal to $8,954,000 LESS the Company's Indebtedness as of Closing.

                              Exhibit 2 - Page 2

      The percentage aggregate consideration payable to each Shareholder is set forth opposite each Shareholder's name on SCHEDULE 3.1(A).

      The capitalized terms used in this Section shall have the following meanings:

            "AVERAGE PARENT COMMON STOCK PRICE" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days preceding the fourth (4th) trading day prior to the Closing.

              "DAILY PER SHARE PRICE" means the per share closing price on the NASDAQ Small Cap Exchange (the "NASDAQ") of Parent Common Stock (as reported by THE WALL STREET JOURNAL for that day).

            "INDEBTEDNESS" means the aggregate long-term indebtedness for borrowed money of the Company determined in accordance with GAAP.

            "NET WORKING CAPITAL" means the aggregate current assets of the Company less the aggregate current liabilities of the Company, determined in accordance with GAAP, including but not limited to, all brokers', finders', attorneys', accountants', investment banking and other fees, costs and expenses incurred by the Company and the Shareholders in connection with the preparation, negotiation, execution and performance of this Agreement or any transactions contemplated by this Agreement, but excluding the outstanding balance as of Closing of the credit facility referenced on SCHEDULE 5.17.

            (b) CANCELLATION. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock held by any direct or indirect wholly owned Subsidiary of the Company, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (c) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring (including the record date thereof) after the date hereof and prior to the Effective Time.

            (d) FRACTIONAL SHARES. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"). In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Daily Per Share Price on the Closing Date.

                              Exhibit 2 - Page 3

      SECTION 3.2.  NET WORKING CAPITAL ADJUSTMENT.

            (a) Prior to the Closing Date, the Shareholders shall deliver to Parent a worksheet, attached as EXHIBIT B hereto, setting forth a reasonable estimate of the Net Working Capital (which may be a positive or negative number) of the Company as of the Closing Date (the "ESTIMATED NET WORKING CAPITAL"). The worksheet shall be prepared by the Shareholders and agreed to by Parent. If the Estimated Net Working Capital minus $1,302,000 (the "DEVIATION") is a negative number, the cash portion of the Merger Consideration payable at Closing shall be decreased in an amount equal to the Deviation. If the Deviation is a positive number, the Merger Consideration shall be increased, in cash and Parent Shares in the same proportion as the balance of the Merger Consideration payable under
SECTION 3.1(A), in an amount equal to the Deviation; provided, however, in no event shall the Parent Shares issued to the Shareholders for the Deviation together with the Parent Shares issued as part of the Merger Consideration exceed 20% of the total outstanding shares of Parent Common Stock. If the sum of the Parent Shares issued as part of the Merger Consideration and the Parent Shares issued as part of the Deviation exceeds 20%, the Shareholders shall receive the remaining Deviation amount in cash.

            (b) Within 45 days after the Closing, Parent shall cause the Surviving Corporation to prepare a consolidated balance sheet (the "CLOSING DATE BALANCE SHEET") of the Company as of the Closing Date, including a computation of the actual Net Working Capital of the Company as of the Closing Date (the "ACTUAL NET WORKING CAPITAL"). If within 15 days following delivery of the Closing Date Balance Sheet the Shareholders shall not object in writing thereto, then the Actual Net Working Capital shall be computed using such Closing Date Balance Sheet. If the Shareholders shall object in writing to the computation, then the Shareholders and Parent shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to Shareholders and Parent (the "NEUTRAL AUDITORS"). If Shareholders and Parent are unable to agree on the Neutral Auditors, then Shareholders and Parent shall request the American Arbitration Association to appoint the Neutral Auditors. All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by Shareholders and Parent. The Neutral Auditors will deliver to Shareholders and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by Shareholders and Parent, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties.

            (c) Promptly following agreement on or delivery of the final, binding and conclusive Closing Date Balance Sheet setting forth the Actual Net Working Capital, the parties shall account to each other as provided for in this
SECTION 3.2(C). If the Actual Net Working Capital LESS the Estimated Net Working Capital is a positive number, the Shareholders shall have a right to receive a cash payment equal to such excess. If the Actual Net Working Capital LESS the Estimated Net Working Capital is a negative number, the Parent shall be entitled to receive a cash payment from the Shareholders equal to such deficit. Any such excess or deficit payment shall be due and payable within three (3) business days after such amount is determined pursuant to this SECTION 3.2.

                              Exhibit 2 - Page 4

      SECTION 3.3.  EXCHANGE OF CERTIFICATES.

            (a) Immediately after the Effective Time, Parent will deliver to each Shareholder upon surrender of all such Certificates for cancellation together with such other customary documents as may be required, and the Shareholders shall be entitled to receive in exchange therefor, (A) certificates evidencing that number of whole shares of Parent Common Stock and cash in immediately available funds which such holder has the right to receive in accordance with SECTION 3.1 hereof in respect of the shares of Company Common Stock formerly evidenced by such Certificates, and (B) cash in respect of fractional shares as provided in SECTION 3.1(D), and the Certificates so surrendered shall forthwith be canceled.

            (b) Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

      SECTION 3.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

      SECTION 3.5. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled.

      SECTION 3.6. TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      SECTION 3.7. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                              Exhibit 2 - Page 5

      SECTION 3.8. CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company in Winston-Salem, North Carolina, as promptly as practicable (but in any event within five (5) business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

                                  ARTICLE IV
                              REPRESENTATIONS AND
                      WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub each represent and warrant to the Company as follows, except as set forth in the Parent SEC Reports (defined in SECTION 4.5):

      SECTION 4.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in EXHIBIT A). True, accurate and complete copies of the Parent's Articles of Incorporation, as amended, and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Shareholders.

      SECTION 4.2.  CAPITALIZATION.

            (a) As of March 31, 1999, the authorized capital stock of Parent consisted of 100,000,000 shares of Parent Common Stock, of which 14,248,073 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $.002 per share, of which 500,000 shares have been designated as "Preferred Stock-Junior Participating Series A" and reserved for issuance upon exercise of rights evidenced by the certificates representing all outstanding shares of Parent Common Stock, but no such shares are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights.

            (b) As of March 31, 1999, except for options for 3,658,872 shares of Parent Common Stock granted pursuant to Parent incentive or option plans (or to current or former employees of Parent), warrants to acquire 465,354 shares of Parent Common Stock and shares issuable in connection with proposed acquisitions, if any, there are no outstanding (i) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (ii) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

                              Exhibit 2 - Page 6

            (c) All of the shares of capital stock of Merger Sub are owned beneficially and of record by Parent.

            (d) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

      SECTION 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

            (a) Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and, subject to the Parent Required Statutory Approvals (as defined in SECTION 4.3(C)), to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in SECTION 4.3(C)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

            (c) Except for (i) the filing of the Registration Statement (as defined in SECTION 4.4) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (ii) the making of the Merger Filing with the Secretary of State of the State of North Carolina in connection with the Merger (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "PARENT REQUIRED

                              Exhibit 2 - Page 7

STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

      SECTION 4.4. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its Subsidiaries for inclusion in the Registration Statement on Form S-3 to be filed under the Securities Act with the SEC by Parent pursuant to SECTION 7.2 of this Agreement for the purpose of registering the Parent Shares (as amended or supplemented, the "REGISTRATION STATEMENT") will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      SECTION 4.5.  REPORTS AND FINANCIAL STATEMENTS.

            (a) Since January 1, 1998, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied (as amended and/or supplemented) in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

            (b) Parent has previously made available or delivered to the Company or its Shareholders copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) any actions by written consent in lieu of a shareholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits thereto, collectively referred to as the "PARENT SEC REPORTS").

            (c) As of their respective dates (as updated by any amendments thereto), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (as the same have been amended, supplemented and/or restated, collectively, the "PARENT FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly

                              Exhibit 2 - Page 8
present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

      SECTION 4.6. LITIGATION. Except as described in SCHEDULE 4.6, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator which would reasonably be expected to materially adversely affect the business, operations, properties, assets, conditions (financial or otherwise) or results of operations of Parent, taken as a whole. Except as described in SCHEDULE 4.6, Parent is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator which would reasonably be expected to materially adversely affect the business, operations, properties, assets, conditions (financial or otherwise) or results of operations of Parent, taken as a whole.

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE SHAREHOLDERS

      The Company and the Shareholders, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

      SECTION 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth on SCHEDULE 5.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of the Company's Articles of Incorporation, as amended, and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      SECTION 5.2.  CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. As of the date of this Agreement there are, and as of Closing there will be, 5,000 shares of Company Common Stock issued and outstanding and no other shares of capital stock of the Company issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth on SCHEDULE 5.2, free and clear of all

                              Exhibit 2 - Page 9
restrictions, liens, claims and encumbrances. No Subsidiary of the Company holds any shares of the capital stock of the Company.

            (b) There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company or any Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Shareholder to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any Shareholder to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. The Shareholders Agreement entered into between the Shareholders dated July 31, 1992, as amended, has been terminated prior to Closing. Except as set forth on
SCHEDULE 5.2, there are no voting trusts, proxies or other agreements or understandings to which the Company or any Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.

      SECTION 5.3. SUBSIDIARIES. Company does not have any Subsidiaries or any organizational predecessors, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

      SECTION 5.4.  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

            (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Statutory Approvals (as defined in SECTION 5.4(C)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company and the Shareholders, and no other corporate proceedings on the part of the Company or the Shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company and the Shareholders of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

            (b) Except as set forth in SCHEDULE 5.4, the execution and delivery of this Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company

                             Exhibit 2 - Page 10
or the Shareholders under any of the terms, conditions or provisions of (i) the charter or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or the Shareholders, or any of their respective properties or assets (assuming compliance with the matters referred to in SECTION 5.4(C)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or the Shareholders is now a party or by which the Company or the Shareholders or any of their respective properties or assets may be bound or affected.

            (c) Except for the Merger Filing with the Secretary of State of the State of North Carolina in connection with the Merger (the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company and the Shareholders or the consummation by the Company and the Shareholders of the transactions contemplated hereby.

      SECTION 5.5. FINANCIAL STATEMENTS. Except as disclosed on SCHEDULE 5.5, the reviewed financial statements and unaudited interim financial statements of the Company attached as SCHEDULE 5.5 (collectively, the "COMPANY FINANCIAL STATEMENTS") fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, on an accrual basis of accounting and on a basis consistent with prior periods, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

      SECTION 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in
SCHEDULE 5.6, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued or reserved against the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after December 31, 1998, and were incurred in the ordinary course of business and consistent with past practices.

      SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, (i) the business of the Company has been conducted in the ordinary course of business consistent with past practices, and (ii) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 5.8. LITIGATION. Except as described in SCHEDULE 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator. Except as described in SCHEDULE 5.8, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

                             Exhibit 2 - Page 11

      SECTION 5.9. ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Company Financial Statements represent sales actually made in the ordinary course of business and are collectible in the normal course of business except as reflected in the reserve for doubtful accounts in the Company Financial Statements.

      SECTION 5.10.  NO VIOLATION OF LAW; COMPLIANCE WITH AGREEMENTS.

            (a) Except as set forth on SCHEDULE 5.10, the Company is not in violation of and has not been given notice or been charged during the past five years with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. No investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the "COMPANY PERMITS"). The Company is not in violation of the terms of any Company Permit.

            (b) The Company and each of the Shareholders are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, bylaws or similar organizational instruments of the Company or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

      SECTION 5.11. INSURANCE. SCHEDULE 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on SCHEDULE 5.11 hereto.

      SECTION 5.12.  TAXES.

            (a) Except as set forth on SCHEDULE 5.12, (i) the Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on its financial statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that

                             Exhibit 2 - Page 12
it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with sound accrual basis accounting principles, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods since December 31, 1998; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and, as of the date of this Agreement, the Company has not received a written notice of any pending audits or proceedings; (xi) no shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including December 31, 1994, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xiv) the Company has delivered to the Parent true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

            (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any agreement providing for the allocation or sharing of Taxes. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for Taxes of any person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States

                             Exhibit 2 - Page 13

Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (c) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since April 1, 1993, and the Company will be an S corporation up to and including the day before the Closing Date. The Company would not be liable for any Tax under Section 1374 of the Code if it assets were sold for their fair market value as of the Closing Date. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the Transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

      SECTION 5.13.  EMPLOYEE BENEFIT PLANS.

            (a) Each Plan and each Benefit Program (as such terms are defined below) is listed on SCHEDULE 5.13 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of the Employer Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) subject to the minimum funding requirements of
Section 412 of the Code or (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, nor has the Company contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on SCHEDULE 5.13 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Company other than as required by COBRA (as hereinafter defined). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of the Company, threatened, with respect to any such Plans or Benefit Programs.

            (b) The Company has heretofore delivered to Parent true and correct copies of the following, if any:

                  (i) each Plan and each Benefit Program listed on SCHEDULE 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

                  (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

                  (iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Company and any officer, consultant, director, employee or independent contractor of the Company; and

                  (iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments,

                             Exhibit 2 - Page 14
profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors' and officers' liability policies), whether or not insured (a "BENEFIT PROGRAM"). For purposes of this Agreement, "PLAN" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

            (c) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

            (d) Except as set forth in SCHEDULE 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

            (e) As of the Closing Date, the Company has terminated its tax-qualified 401(k) plan and there are no claims against the Company for any benefits relating to the plan.

      SECTION 5.14.  EMPLOYEE AND LABOR MATTERS.

            (a) Company has provided Parent with a true and complete list dated as of December 31, 1998 (the "EMPLOYEE SCHEDULE ") of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, the Company's vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with the Company. As of the date of this Agreement and as of the Closing Date, the combined projected annual payroll for the calendar year ending December 31, 1999 of the Company required to operate its business is not materially different from that as listed on the Employee Schedule, and the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be materially greater than as listed on the Employee Schedule. Set forth on SCHEDULE 5.14 is a detailed description of all health, dental, life and disability insurance plans of the Company and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.

            (b) Except as set forth on SCHEDULE 5.14, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment

                             Exhibit 2 - Page 15
practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of the Company who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company with respect to the Business and, during the past five years, the Company has not experienced a work stoppage.

            (c) Except as set forth on SCHEDULE 5.14, (i) the Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employees of the Company, (ii) the Company is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

      SECTION 5.15. ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Agreement, and except as set forth on SCHEDULE 5.15:

            (a) Neither the Company nor any of its Business Facilities is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws in connection with the conduct of the business of the Company or the ownership, use, maintenance or operation of any of the Business Facilities by the Company.

            (b) Without in any manner limiting the generality of (a) above:

                  (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), no Materials of Environmental Concern (as defined in EXHIBIT A) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Facility or transferred or transported to or from any Business Facility in connection with the conduct of the business of the Company or the ownership, use, maintenance or operation of any of the Business Facilities by the Company, and no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened) by the Company, on, under, about or from any property adjacent to any current Business Facility;

                  (ii) The Company is not now, and will not be in the future, as a result of the conduct of the business of the Company or the ownership, use, maintenance or operation of any of the Business Facilities by the Company on or prior to the date of Closing, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Facility; (b) reclamation, decontamination or Remediation (as defined in EXHIBIT
A) requirements under

                             Exhibit 2 - Page 16

Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                  (iii) There are no Environmental Claims known, pending or threatened against the Company or any of its Business Facilities, and there is no basis for same;

                  (iv) The Company and all of its Business Facilities, on behalf of its clients, have and have timely filed applications for renewal of all Environmental Permits applicable to the operation of the business of the Company as presently conducted, and the Company and its Business Facilities are in compliance with all terms and conditions of such Environmental Permits;

                  (v) There are no, nor to the knowledge of the Company and Shareholders have there ever been any, storage tanks or solid waste management units located on or under the office and maintenance facility owned by the Company, or, to the knowledge of the Company and Shareholders, any other Business Facility of the Company or any of its Subsidiaries, and there are no Materials of Environmental Concern on any Business Facility of the Company exceeding any standard or limitation established, published or promulgated pursuant to Environmental Laws, or which would require reporting to any governmental authority or Remediation to comply with Environmental Laws;

                  (vi) To the knowledge of the Company and the Shareholders, none of the off-site locations where Materials of Environmental Concern generated from any Business Facility of the Company or for which the Company has arranged for their disposal, treatment or application, has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

                  (vii) The Company has not been named as a potentially responsible party under, and no Business Facility of the Company has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or comparable Environmental Laws, and no Business Facility of the Company is subject to any lien arising under Environmental Laws;

                  (viii) The Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance or operation of any Business Facility by the Company or in connection with the conduct of the business of the Company, nor is there any basis for any of the foregoing, nor has the Company voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                  (ix) To the knowledge of the Company and the Shareholders, there is no current Environmental Law that will require future compliance costs on the part of the Company in excess of $10,000 above costs currently expended by the Company in connection with the operation of the business prior to Closing;


                             Exhibit 2 - Page 17

                  (x) There are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Company with Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company relating to the ownership, use, maintenance or operation of any Business Facility by the Company or in connection with the conduct of the business of the Company;

                  (xi) Except in the ordinary course of business, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise; and

                  (xii) The Company has filed all notices, notifications, financial security, waste managements plans, or applications which are required to be obtained or filed by the Company for the operation of its business or the use or operation of any Business Facility of the Company.

      SECTION 5.16. NON-COMPETITION AGREEMENTS. Neither the Company nor any Shareholder is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Company. None of the Company's shareholders, officers, directors, or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

      SECTION 5.17. TITLE TO ASSETS. The Company has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties and assets, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), or
(iii) any lien securing any debt or obligation described on SCHEDULE 5.17 which is expressly referenced as being secured. All leases under which the Company leases any real property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

      SECTION 5.18. CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. SCHEDULE 5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the "CONTRACTS") to which the Company is a party or by which the Company or any of its properties is bound as of the date hereof:


                             Exhibit 2 - Page 18

            (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $10,000 per year;

            (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $10,000;

            (c) any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

            (d) any lease or sublease for the use or occupancy of real property;

            (e) any agreement that restricts the right of the Company to engage in any type of business;

            (f) any guarantee, direct or indirect, by any person of any contract, lease or agreement entered into by the Company;

            (g) any partnership, joint venture or construction and operation agreement;

            (h) any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

            (i) any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

            (j) any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

            (k) any other contract material to the Company or its business.

True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Parent. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by the Company and the other parties thereto and
(ii) are valid and in full force and effect. The Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on SCHEDULE 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments. The consummation of the Merger will vest in the Survivor Corporation all rights and benefits under the Contracts and the right to operate the Company's business and assets under the terms of the Contracts in the manner currently operated and used by the Company.


                             Exhibit 2 - Page 19

      SECTION 5.19. REGISTRATION STATEMENT. None of the information to be supplied by the Company or the Shareholders for inclusion in the Registration Statement will contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      SECTION 5.20. BROKERS AND FINDERS. Neither the Company nor the Shareholders have entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, except for the Agreement between the Company, Shareholders and Brookwood Associates, Inc. There is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for the financial advisory fee due to Brookwood Associates, Inc. under the above referenced agreement.

      SECTION 5.21. INTELLECTUAL PROPERTY. The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). Except as set forth on SCHEDULE 5.21, the Company does not own any patents. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights. The Company has not and does not violate or infringe any intellectual property right of any other person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other person. The Company has not been sued for infringing any intellectual property right of another person. There is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights. None of the Company Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other governmental authority.

      SECTION 5.22. RELATIONSHIPS. Except as set forth on SCHEDULE 5.22, since January 1, 1998, the Company has not received notice from any customer, supplier or any party to any Contract involving more than $10,000 annually with the Company (each a "CONTRACT PARTY") that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and since such date, no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. Except as provided on SCHEDULE 5.22, the Company has not entered into or participated in any related party transaction during the past three years.


                             Exhibit 2 - Page 20

      SECTION 5.23. CERTAIN PAYMENTS. Neither the Company nor any shareholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

      SECTION 5.24. BOOKS AND RECORDS. The corporate minute books, and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices. All such books and records are located in the offices of the Company.

      SECTION 5.25. CONDITION AND SUFFICIENCY OF ASSETS. All buildings and improvements owned or leased by the Company are, to the best of the Company's and the Shareholders' knowledge, structurally sound. All equipment owned or leased by the Company is adequate for the uses to which it is being put, and is not in need of maintenance or repairs except for ordinary, routine maintenance, repairs and refurbishments consistent with past practices.

      SECTION 5.26. INVESTMENT REPRESENTATIONS. Each of the Company and the Shareholders acknowledges, represents and agrees that:

            (a) (i) Parent has made available to the Company and the Shareholders the information and documents described in SECTION 4.5 hereof, (ii) the Shareholders understand the risks associated with ownership of Parent Common Stock, and (iii) the Shareholders are capable of bearing the financial risks associated with such ownership;

            (b) the Parent Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws;

            (c) The Parent Shares are being issued to the Shareholders in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholders' bona fide investment intent with respect to the Parent Shares;

            (d) Each Shareholder's acquisition of the Parent Shares is solely for its own account for investment, and such Shareholder is not acquiring such Parent Shares for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof;

                             Exhibit 2 - Page 21

            (e) The Shareholders shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Parent Shares except in accordance with this Agreement and (i) the registration requirements of the Securities Act and applicable state securities laws or (ii) upon delivery to Parent of an opinion of legal counsel reasonably satisfactory to Parent that an exemption from registration is available or pursuant to an effective registration statement covering the Parent Shares to be sold;

            (f) The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Parent Shares, and to make an informed investment decision with respect thereto;

            (g) The Shareholders have had the opportunity to ask questions of, and receive answers from Parent's officers and directors concerning the Shareholders' acquisition of the Parent Shares and to obtain such other information concerning Parent and the Parent Shares, to the extent Parent's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the Shareholders deemed necessary in connection with making an informed investment decision; and

            (h) In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Parent Shares will bear a conspicuous restrictive legend substantially as follows:

            THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                  ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. After the date hereof and prior to the Closing Date, unless Parent shall otherwise agree in writing, the Company shall, and the Shareholders shall cause the Company to:

            (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice, which includes the expected $100,000 capital expenditures to be made prior to Closing;

                             Exhibit 2 - Page 22

            (b) not (i) amend or propose to amend its charter or bylaws or (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to their outstanding capital stock;

            (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

            (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business not exceeding $10,000 in any instance or $50,000 in the aggregate or as contemplated in SECTION 6.1(A) above,
(iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

            (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

            (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder;

            (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

            (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

            (j) not make any change in the Company's financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                             Exhibit 2 - Page 23

            (k) give prompt written notice to Parent of the commencement of any Environmental Claim, or non-routine inspection by any governmental authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Parent such information as Parent may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, the Company's anticipated or actual response thereto;

            (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to Parent or Merger Sub as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow Parent or Merger Sub to conduct the business of the Company, as currently conducted;

            (m) not enter into or assume any contracts or agreements having a value or imposing an obligation upon the Company in excess of $10,000 annually and all contracts or agreements having a value to or imposing an obligation on the Company that have remaining obligations of $50,000 or more, regardless of the annual payment;

            (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

            (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation or claims of any nature whatsoever pending against the Company;

            (p) not intentionally take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement; and

            (q) not make or commit to make any capital expenditures, except for capital expenditures in the ordinary course of business not in excess of $50,000 in the aggregate, or as contemplated in SECTION 6.1(A) above.

      SECTION 6.2. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

      SECTION 6.3. OTHER OFFERS. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof, and continuing through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Shareholders shall not, and shall not permit any of the Company's officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving the Company or the acquisition of an equity interest in, or any substantial portion of the assets of, the Company or (ii) engage in negotiations with or disclose any nonpublic

                             Exhibit 2 - Page 24
information relating to the Company or Parent, or afford access to the properties, books or records of the Company, to any Person. The Company shall promptly notify and provide copies to Parent of any offer, proposal or indication of interest, or communication with respect thereto, delivered to or received from any third party.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

      SECTION 7.1. ACCESS TO INFORMATION. The Company shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") full access during normal business hours throughout the period prior to the Effective Time to all of its respective properties (including without limitation to conduct soil, groundwater, ambient air or other environmental testing or analyses), books, contracts, personnel (with the consent of Randall Tuttle), representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, during such period, shall furnish promptly to Parent and Merger Sub all such information concerning its respective businesses, properties and personnel as Parent or Merger Sub, as the case may be, shall request. No investigation pursuant to this Section shall affect any representation or warranty made by any party.

      SECTION 7.2.  REGISTRATION STATEMENT.

            (a) Parent shall use reasonable efforts to file with the SEC promptly upon receipt of a written request from any Shareholder (provided that such request may be made or delivered no earlier than October 31, 1999), the Registration Statement and shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Shares pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section.

            (b) Except as otherwise provided in this SECTION 7.2, Randall Tuttle shall not transfer or sell any Parent Shares during the 12 months following Closing. After such period, Randall Tuttle may sell his Parent Shares pursuant to the Synagro Liquidity Program described in SECTION 7.3. Except as otherwise provided in this SECTION 7.2, B.E. Tuttle shall not transfer or sell any Parent Shares during the six (6) months following the Closing. For six (6) months after such period, subject to the Synagro Liquidity Program, B.E. Tuttle may sell his Parent Shares in six (6) equal monthly amounts. Any Parent Shares remaining after the six (6) month period may be sold pursuant to the Synagro Liquidity Program.

            (c) If within six (6) months after the Closing Date for B.E. Tuttle, or one year after the Closing Date for Randall Tuttle, Parent proposes to register for its own account any of its securities under the Securities Act for sale, Parent shall give written notice to the Shareholders of

                             Exhibit 2 - Page 25
its intention to effect such a registration not later than 15 days prior to the anticipated date of filing with the SEC of a registration statement, which notice shall offer each Shareholder the opportunity to include in such registration statement any of the Parent Shares held by such Shareholder that such Shareholder may request (a "PIGGYBACK REGISTRATION"). Parent's obligation under this SECTION 7.2(B) shall be limited to registrations as to which a registration statement is to be filed on or before six (6) months after the date hereof for B.E. Tuttle, or one year after the date hereof for Randall Tuttle. Subject to the provisions of this Agreement, Parent will use its reasonable efforts to cause all the Parent Shares for which the Shareholders have requested registration to be registered under the Securities Act to the extent required to permit the sale by the Shareholders of such Parent Shares; provided, that if the registration relates to an underwritten public offering and the managing underwriter or underwriters believe that the inclusion of all shares requested to be included in the proposed registration would adversely affect the marketing of such shares, Parent may first include in such registration all securities Parent proposes to sell, and the Shareholders shall accept a reduction (including a total elimination) in the number of shares to be included in such registration, pro rata with the other holders of Parent Common Stock making requests for registration, on the basis of the number of shares of Parent Common Stock so requested to be included by the Shareholders and the other selling shareholders. Nothing in this section shall limit Parent's ability to withdraw a registration statement it has filed either before or after effectiveness.

            (d) Parent shall pay all expenses incurred in connection with a proposed registration by Parent under this SECTION 7.2, whether or not effected or consummated, including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Parent.

      SECTION 7.3. SYNAGRO LIQUIDITY PROGRAM. Notwithstanding any other provision set forth herein, with respect to all sales by the Shareholders of Parent Shares through the NASDAQ or any such other exchange, the Shareholders may only sell such shares on any day after the first sale of Parent Common Stock has occurred through the NASDAQ or such other exchange on such day and thereafter the Shareholders may only sell 1,000 Parent Shares in the aggregate for each 1,000 shares of Parent Common Stock sold by unrelated third parties through the NASDAQ or such other exchange on such day. In no event shall the plan of distribution of Parent Shares include the use of a contractual underwriter, nor shall Parent have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. Parent agrees that it will furnish to the Shareholders such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Shareholders from time to time may reasonably request.

      SECTION 7.4. EXCHANGE LISTING. Parent shall use its reasonable efforts to effect, at or before the effective date of the Registration Statement, authorization for listing on NASDAQ, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger.

      SECTION 7.5. EXPENSES AND FEES. The Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker's commissions and the fees and expenses of the Company's and the Shareholders' attorneys and accountants, and will make all

                             Exhibit 2 - Page 26
necessary arrangements so that the Company, Parent or Merger Sub will not be charged with any such cost or expense; provided, however, that the Company Required Statutory Approvals and the expenses under SECTION 7.2 shall be paid by Parent. Parent shall pay all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants.

      SECTION 7.6. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company.

      SECTION 7.7. PUBLIC STATEMENTS. Except as required by law, the parties shall obtain the written consent of the other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which will not be unreasonably withheld.

      SECTION 7.8. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.9. RELEASE OF SHAREHOLDERS PERSONAL GUARANTIES. Parent shall use its reasonable efforts to remove the Shareholders from personal guaranties relating to the leases with Deere Credit, Inc. and Caterpillar Financial Services Corp.

      SECTION 7.10. EMPLOYEE BENEFITS. As soon as practicable following the Closing, all employees of the Company employed by the Parent and/or the Company at or following the Closing Date (the "HIRED EMPLOYEES") shall be eligible for coverage in accordance with, and subject to, the provisions of all employee benefit plans (including without limitation, medical, dental, vacation and qualified retirement plans, if any) currently maintained by Parent for its employees, as such plans may be hereafter amended or terminated; provided, that Parent shall (i) waive the waiting periods for its medical, dental and disability insurance plans with respect to the Hired Employees and (ii)

                             Exhibit 2 - Page 27
apply such respective Hired Employees' years of service with the Company for purposes of eligibility and benefit calculation under all such other current employee benefit plans. Parent agrees to continue the Company's existing employee benefit plans for the Hired Employees until such time as they may become covered under Parent's employee benefit plans as contemplated hereby.

      SECTION 7.11. TAX MATTERS.

            (a) The Company and the Shareholders will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and the Shareholders will not take or allow any action other than the sale of the Company's stock pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

            (b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including, without limitation the federal and state income Tax Returns due for the period ending December 31, 1998 (the "1998 TAX YEAR"), and for the short period commencing January 1, 1999 through and including the Closing (herein the "SHORT TAX YEAR"). Parent agrees that such Tax Returns shall be prepared by Royster Smith Shelton & Company, P.C., Certified Public Accountants. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Surviving Corporation to the Shareholders for such periods. Parent shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. Shareholders shall reimburse the Surviving Corporation and the Parent for any Taxes or expenses incurred by the Surviving Corporation or the Parent pursuant to this Section, including without limitation, all attorneys', accountants' and other fees, costs and expenses incurred in connection with the preparation and filing of the Tax Returns, within fifteen (15) days after payment by the Surviving Corporation or the Parent.

            (c) The Shareholders and Parent shall for a period of six (6) years after Closing (i) each provide the other, and Parent shall cause the Company to provide Shareholders, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, tax audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other, and Parent shall cause the Surviving Corporation to retain and provide Shareholders, with any records or other information which may be relevant to such Tax Return, tax audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such tax audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

            (d) The Shareholders shall, at their own expense, have complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the Shareholders, or by Parent or the Company for which the Shareholders are solely liable or against which the

                             Exhibit 2 - Page 28

Shareholders are required to indemnify Parent or the Company pursuant hereto. The Shareholders shall, however, promptly notify the Company if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to tax items of the Company, which assessments or adjustments could affect the Company following the Closing Date, and shall consult with the Company with respect to any such proposed assessment or adjustment. Parent shall notify the Shareholders in writing promptly upon learning of any such inquiry, examination or proceeding. Parent shall cooperate with the Shareholders, as the Shareholders may reasonably request, in any such inquiry, examination or proceeding. Shareholders shall reimburse the Parent and Surviving Corporation, within fifteen (15) days after payment by the Surviving Corporation and Parent, for any reasonable expenses, taxes or other out-of-pocket expenses incurred by the Parent or Surviving Corporation with respect to the handling, disposition and settlement of any government inquiry, examination or proceeding relating to the 1998 Tax Year and Short Tax Year Tax Returns.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

      SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, if permissible, at or prior to the Effective Time of the following conditions:

            (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); and

            (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

      SECTION 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) Parent and Merger Sub shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date;

            (b) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;


                             Exhibit 2 - Page 29

            (c) the Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer or a Vice President of Parent and on behalf of Merger Sub by the President or a Vice President of Merger Sub with respect to (a) and (b) above;

            (d) Shareholders shall have received a legal opinion from Parent's in-house counsel, in the form attached hereto as EXHIBIT C;

            (e) Merger Sub shall have entered into new real property leases with respect to properties owned by the Shareholders, or any Affiliates of the Shareholders, in form attached hereto as EXHIBIT D; PROVIDED, HOWEVER, in no event shall such lease payments under such leases exceed the aggregate amount paid for such properties under current leases; and

            (f) all waivers, consents and approvals from third parties necessary for the transfer of any material contracts, financial assurances and any other rights and benefits in connection with the Merger, or necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date.

      SECTION 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER. Unless waived by Parent and Merger Sub, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

            (a) the Company shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date;

            (b) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

            (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

            (d) all governmental waivers, consents, orders, permit transfers (including without limitation Environmental Permits) and approvals legally required for the consummation of the Merger and the transactions contemplated hereby or to permit Parent to carry on the business of the Company after Closing in accordance with past customs and practice shall have been obtained and be in effect at the Closing Date, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Company to Parent;

            (e) all waivers, consents and approvals from third parties necessary for the transfer of any material contracts, financial assurances and any other rights and benefits in

                             Exhibit 2 - Page 30
connection with the Merger, or necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date;

            (f) all transactions, contracts, agreements and guarantees between the Company and any Shareholder or any Affiliate of the Company or any Shareholder shall have been terminated and all amounts owed by the Shareholders and their Affiliates to the Company shall have been paid in full;

            (g) the Company shall have entered into new real property leases with respect to properties owned by the Shareholders, or any Affiliates of the Shareholders, in form attached hereto as EXHIBIT D; PROVIDED, HOWEVER, in no event shall such lease payments under such leases exceed the aggregate amount paid for such properties under current leases;

            (h) the Company shall have terminated its tax-qualified 401(k) plan;

            (i) the board of directors and Shareholders of the Company shall approve this Agreement and the closing of the transactions contemplated herein;

            (j) the board of directors of Parent shall approve this Agreement and the closing of the transactions contemplated herein;

            (k) Parent shall have completed its due diligence review regarding the Company and its business, finances, operations, assets, liabilities, taxes, insurance, contracts, prospects and environmental and other matters as Parent deems relevant and Parent shall be satisfied, in its sole discretion, with the results of such review;

            (l) Parent shall have received a certificate, dated within ten (10) days of the Closing Date, of the Secretary of the State of North Carolina establishing that the Company is in existence and is in good standing to transact business in the state of incorporation;

            (m) Parent shall have received the resignations of the directors and officers of the Company; and

            (n) Parent shall have received a legal opinion from Bell, Davis & Pitt, P.A., in the form attached hereto as EXHIBIT E;

            (o) Randall S. Tuttle and B.E. Tuttle shall have entered into Employment and Non-Competition Agreements, in the form attached hereto as EXHIBIT F;

            (p) the officers, directors and shareholders of the Company shall deliver to Parent a Release of Claims Agreement dated the Closing Date, releasing the Company from any and all prior claims of such officers, directors and Shareholders (except as to accrued compensation and benefits prior to the Closing Date) in the form attached hereto as EXHIBIT G;

                             Exhibit 2 - Page 31

            (q) Parent shall have received a Termination of Shareholders Agreement in the form attached hereto as EXHIBIT H, terminating the Shareholders' rights under the Shareholders Agreement dated July 31, 1992, as amended; and

            (r) Parent shall have received a certificate executed on behalf of the Company by the President or Chief Executive Officer of the Company and each of the Shareholders with respect to (a) through (g) above.

                                  ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time as follows:

            (a) The Company shall have the right to terminate this Agreement:

                  (i) if the representations and warranties of Parent and Merger Sub shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Parent by the Company;

                  (ii) if the Merger is not completed by May 15, 1999 (PROVIDED that the right to terminate this Agreement under this SECTION 9.1(A)(II) shall not be available to the Company if the failure of the Company or the Shareholders to fulfill any obligation to Parent under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (iii) if the Merger is enjoined by a final, unappealable court order; or

                  (iv) if Parent or Merger Sub (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to Parent by the Company.

            (b) Parent shall have the right to terminate this Agreement;

                  (i) if the representations and warranties of the Company and the Shareholders shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have

                             Exhibit 2 - Page 32
been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Company by Parent;

                  (ii) if the Merger is not completed by May 15, 1999 (PROVIDED that the right to terminate this Agreement under this SECTION 9.1(B)(II) shall not be available to Parent if the failure of Parent to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (iii) if the Company or the Shareholders (A) fail to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Parent.

            (c) The Company and Parent mutually agree in writing.

      SECTION 9.2. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of the Agreement:

            (a) If this Agreement is terminated by either Parent or the Company pursuant to the provisions of SECTION 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Parent, Merger Sub, or their respective stockholders, directors, officers, employees, agents or representatives (except as set forth in SECTIONS 11.5 and 11.6, each of which shall survive termination in its entirety). Notwithstanding any other provision set forth herein, nothing in this SECTION 9.2 shall relieve any party from liability for any breach of this Agreement.

            (b) The parties hereto acknowledge and agree that Parent, as a result of the actual damages Parent would sustain by reason of such negligent or willful failure of Company or Shareholders to perform its or their obligations hereunder, could not be made whole by monetary damages, and it is accordingly agreed that Parent shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement and Company and Shareholders waive the defense in any such action for specific performance that a remedy at law would be adequate.

      SECTION 9.3. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

      SECTION 9.4. EXTENSIONS; WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                             Exhibit 2 - Page 33

                                   ARTICLE X
                                INDEMNIFICATION

      SECTION 10.1. THE SHAREHOLDERS' INDEMNITY OBLIGATIONS. The Shareholders shall, jointly and severally, indemnify and hold harmless the Company, Parent and the Company's and Parent's respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "PARENT INDEMNIFIED PARTY") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "INDEMNIFIED AMOUNTS"), paid, imposed on or incurred by a Parent Indemnified Party, directly or indirectly, relating to, resulting from or arising out of, or any allegation of a third party of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company and/or the Shareholders in this Agreement, including without limitation with respect to environmental matters, as updated pursuant to
SECTION 7.8 hereof, or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by the Company and/or the Shareholders of or default by the Company and/or the Shareholders under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any act or omission by the Company, the Shareholders or any officer, director, employee, agent or representative of the Company, occurring on or prior to the Closing Date (including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Company, any of the Shareholders or any shareholder, officer, director, employee, agent or representative of the Company occurring on or prior to the Closing Date), (d) any Environmental Claim and/or any violation of any Requirements of Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or commenced on or prior to the Closing Date, or
(e) any Taxes incurred by the Shareholders, the Company or the Surviving Corporation as a result of the consummation of the transactions contemplated by this Agreement.

      SECTION 10.2. PARENT'S INDEMNITY OBLIGATIONS. Parent shall indemnify and hold harmless the Shareholders and the Shareholders' agents, representatives and Affiliates (each a "SHAREHOLDERS' INDEMNIFIED PARTY") from and against any and all Indemnified Amounts incurred by a Shareholders' Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Parent or Merger Sub in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Parent or Merger Sub of or default by Parent under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement or (c) any claims for events occurring after the Closing relating to the Shareholders' personal guaranties of the leases with Deere Credit, Inc. and Caterpillar Financial Services Corp. and/or the performance bond posted for the Charlotte project.

      SECTION 10.3. INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

            (a) A party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third-party claim or claims asserted against the Indemnified Party

                             Exhibit 2 - Page 34

("THIRD PARTY CLAIM") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("CLAIM NOTICE") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

      Within 15 days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

      If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 10.3(A). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party claim controlled by the Indemnifying Party pursuant to this
SECTION 10.3 and shall bear its own costs and expenses with respect to such participation.

      If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 10.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                             Exhibit 2 - Page 35

      The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed lability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

      SECTION 10.4.  DETERMINATION OF INDEMNIFIED AMOUNTS.

            (a) The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (i) by the written agreement of the parties, (ii) by mediation, (iii) by binding arbitration pursuant to SECTION 11.6 hereof, (iv) by a final judgment or decree of any court of competent jurisdiction, or (v) by any other means agreed to in writing by the parties. A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined.

            (b) Notwithstanding the foregoing, the obligation of indemnity for any event described in Sections 10.1 and 10.2 (herein an "INDEMNITY EVENT") shall be reduced by any amounts recoverable by the Indemnified Party for such Indemnity Event (i) under policies of insurance maintained by it or its affiliates less all reasonable out-of-pocket costs or expenses incurred by the Indemnified Party (excluding overhead costs) in recovering such amount under any such insurance policy and/or (ii) from third parties contractually or otherwise responsible for all or part of the Indemnity Loss.

      SECTION 10.5.  LIMITATION OF SHAREHOLDERS' LIABILITY.

            (a) Notwithstanding anything to the contrary contained in ARTICLE X, the aggregate liability of the Shareholders for any event or occurrence giving rise to the Shareholders being required to indemnify Parent Indemnified Parties pursuant to SECTION 10.1 of this Agreement shall be limited to $12,600,000.

                             Exhibit 2 - Page 36

            (b) Except for indemnification pursuant to Section 10.1(e), Parent Indemnified Parties are entitled to indemnification pursuant to SECTION 10.1 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $75,000 and then to the full amount of such Indemnified Amount.

      SECTION 10.6.  LIMITATION OF PARENT'S LIABILITY.

            (a) Notwithstanding anything to the contrary contained in ARTICLE X, the aggregate liability of Parent for any event or occurrence giving rise to Parent being required to indemnify Shareholders' Indemnified Parties pursuant to
SECTION 10.2 shall be limited to $2,000,000.

            (b) Company Indemnified Parties are entitled to indemnification pursuant to SECTION 10.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $75,000 and then to the full amount of such Indemnified Amount.

                                  ARTICLE XI
                              GENERAL PROVISIONS

      SECTION 11.1. SURVIVAL. The representations, warranties, covenants and agreements (including but not limited to indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two years following the Closing Date; PROVIDED, HOWEVER, that in the case of all such representations, warranties, covenants and agreements there shall be no such termination with respect to any such representation, warranty, covenant or agreement as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation, warranty, covenant or agreement (or otherwise obligated with respect thereto) prior to the expiration of the survival period; PROVIDED, FURTHER, that the representations and warranties set forth in SECTIONS 5.2 and 5.23 hereof shall survive the Closing indefinitely, SECTIONS 5.5, 5.6, 5.8, 5.10, 5.12, 5.13 and
5.19 shall survive the Closing for the greater of three years or the statutory survival period. The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing; PROVIDED, HOWEVER, that the indemnification obligations of the parties hereto (i) set forth in SECTIONS 10.1(A) and 10.2(A) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate, and (ii) set forth in SECTIONS 10.1(B) and 10.2(B) shall terminate three years following the Closing Date. The indemnification obligations of the Shareholder set forth in SECTIONS 10.1(C),
(D) AND (E) shall survive the Closing indefinitely.

      SECTION 11.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                             Exhibit 2 - Page 37

            (a)   If to Parent or Merger Sub to:

                  Synagro Technologies, Inc.
                  1800 Bering Drive, Suite 1000
                  Houston, Texas 77057
                  Attention: Mark A. Rome
                  Telecopy: 713/369-1760

            with a copy to:

                  Locke Liddell & Sapp LLP
                  3400 Chase Tower
                  600 Travis
                  Houston, Texas 77002
                  Attention: Michael T. Peters
                  Telecopy: 713/223-3717

                  (b) if to the Company (prior to Closing) or to any Shareholder, to:

                  Randall S. Tuttle
                  1900 Virginia Road
                  Winston-Salem, North Carolina 27104

            with a copy to:

                  Bell, Davis & Pitt, P.A.
                  635 West Fourth Street
                  Winston-Salem, North Carolina 27101
                  Attention: John W. Babcock
                  Telecopy: 336/722-6558

      SECTION 11.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

      SECTION 11.4. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Merger Sub may assign this Agreement to any other wholly-owned Subsidiary of Parent, but no such assignment shall relieve the Parent or the Merger Sub, as the case may be, of its obligations hereunder.

                             Exhibit 2 - Page 38

      SECTION 11.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS
OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE
PERFORMED WHOLLY WITHIN SUCH STATE.

      SECTION 11.6.  BINDING ARBITRATION.

            (a) GENERAL. Notwithstanding any provision of this Agreement to the contrary, upon the request of any party (defined for the purpose of this provision to include affiliates, principles and agents of any such party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "DISPUTE"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any party to this Agreement may bring an action in court to compel arbitration of any Dispute. Any party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses incurred by the opposing party in compelling arbitration of such Dispute.

            (b) GOVERNING RULES. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Houston, Texas. Notwithstanding SECTION 11.5, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. (the "FEDERAL ARBITRATION ACT"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing party in any such Dispute. The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; PROVIDED, that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

            (c) NO WAIVER; PRESERVATION OF REMEDIES. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

            (d) ARBITRATION PROCEEDING. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of

                             Exhibit 2 - Page 39
documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Texas, without regard to conflict of law rules.

            (e) APPOINTMENT OF ARBITRATORS. The arbitration shall be conducted by three (3) arbitrators. The party initiating arbitration (the "CLAIMANT") shall appoint its arbitrator in its request for arbitration (the "REQUEST"). The other party (the "RESPONDENT") shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third (3rd) arbitrator within thirty
(30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) party-appointed arbitrators shall promptly notify the parties of the appointment. If the two (2) arbitrators appointed by the parties fail to appoint a third (3rd) arbitrator or so to notify the parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

            (f) OTHER MATTERS. This arbitration provision constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the parties.

      SECTION 11.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 11.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                             Exhibit 2 - Page 40

      SECTION 11.9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                           [SIGNATURE PAGE FOLLOWS]

                             Exhibit 2 - Page 41

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders have executed and delivered this Agreement effective as of the date first written above.

                                    SYNAGRO TECHNOLOGIES, INC.


                                    By:/S/ ROSS M. PATTEN
                                           Ross M. Patten, Chairman and CEO


                                    AMS ACQUISITION CORP.


                                    By:/S/ ROSS M. PATTEN
                                           Ross M. Patten, President


                                    AMSCO, INC.


                                    By:/S/ RANDALL S. TUTTLE
                                           Randall S. Tuttle, President



                                    THE SHAREHOLDERS


                                    /S/ RANDALL S. TUTTLE
                                        Randall S. Tuttle


                                    /S/ B.E. TUTTLE
                                        B. E. Tuttle

                             Exhibit 2 - Page 42

                                    EXHIBIT A

                                    GLOSSARY

      For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

      "BUSINESS FACILITY" includes any property (whether real or personal) which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

      "ENVIRONMENTAL CLAIM" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]; (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern;
(xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing.

      "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the

                       Exhibit A to Exhibit 2 - Page 1
protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

      "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company's business as currently conducted in compliance with Requirements of Environmental Laws.

      "GAAP" means generally accepted accounting principles applied on a consistent basis.

      "INTELLECTUAL PROPERTY" includes all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published works and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by the Company or its Subsidiaries as licensee or licensor.

      When used in this Agreement in connection with the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, "MATERIAL ADVERSE EFFECT" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or the Parent and all of its Subsidiaries, as applicable, taken as a whole.

      "MATERIALS OF ENVIRONMENTAL CONCERN" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "solid waste," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B)

                       Exhibit A to Exhibit 2 - Page 2
explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

      "REMEDIATION" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or any of its Subsidiaries or of any property affected by the business operations, acts, omissions or Materials of Environmental Concern, of the Company or any of its Subsidiaries.

      "REQUIREMENT(S) OF ENVIRONMENTAL LAW(S)"means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or any of its Subsidiaries or the assets, Business Facilities and/or the business of the Company or any of its Subsidiaries.

      "SUBSIDIARY" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

      "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

      "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

                       Exhibit A to Exhibit 2 - Page 3

                                   EXHIBIT B

                         NET WORKING CAPITAL WORKSHEET

AMSCO, INC.
WORKING CAPITAL



CURRENT ASSETS
Accounts Receivable .......................................         $ 1,804,547
Reserve For AMSCO Collections .............................         $  (549,436)
Inventory .................................................         $    29,000
Prepaid Expenses and Other Current Assets .................         $   205,000
                                                                    -----------
Total Current Assets ......................................         $ 1,489,111

CURRENT LIABILITIES
Accounts Payable ..........................................         $    82,000
Accrued Expenses ..........................................         $    89,000
                                                                    -----------
Total Current Liabilities .................................         $   171,000

Net Working Capital .......................................         $ 1,318,111
                                                                    ===========

                       Exhibit B to Exhibit 2 - Page 1

                                   EXHIBIT C

                            LEGAL OPINION OF PARENT

                  [Letterhead of Synagro Technologies, Inc.]


                                April 30, 1999


Amsco, Inc.
6490 Stadium Drive
P.O. Box 1770
Clemmons, North Carolina 27012
Attention: Randall S. Tuttle

Gentlemen:

      I am Counsel to Synagro Technologies, Inc., a Delaware corporation ("Parent"), and have acted as such in connection with that certain Agreement and Plan of Merger (the "Agreement") dated April 30, 1999 by and among Parent, AMS Acquisition Corp., a North Carolina corporation and wholly owned subsidiary of Parent ("Merger Sub"), Amsco, Inc., a North Carolina corporation (the "Company"), and the Shareholders, and in connection with the transactions contemplated thereby. This opinion is being delivered to you pursuant to Section 8.2(e) of the Agreement. Unless otherwise defined in this opinion, capitalized terms used in this opinion shall have the meanings ascribed to them in the Agreement.

      In connection with this opinion letter, I have reviewed the Agreement, together with the Exhibits and Schedules thereto, and such other records, documents, and instruments as in my judgment are necessary or appropriate to enable me to render this opinion.

      Based on the foregoing, subject to the qualifications, exceptions and assumptions herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

      1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

      2. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of

                       Exhibit C to Exhibit 2 - Page 1

Amsco, Inc.
April 30, 1998
Page 2


      the Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

      3. Parent has full corporate power and authority to execute and deliver the Agreement and, subject to the Parent Required Statutory Approvals, to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent enforceable against Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      4. The execution and delivery of the Agreement by Parent and the consummation by Parent of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent to consummate the transactions contemplated by the Agreement.

                         QUALIFICATIONS AND EXCEPTIONS

      This opinion is limited to the federal law of the United States, the laws of the State of Texas and the Delaware General Corporation Law, in each case as now in effect, which have been published and are generally available in a format that makes legal research generally feasible. No opinion is expressed as to any matter governed by the laws of any other jurisdiction. This opinion is as of the date hereof and I undertake no obligation to advise you of any changes which might affect the matters and opinions herein after the date hereof.


                       Exhibit C to Exhibit 2 - Page 2

Amsco, Inc.
April 30, 1998
Page 3


      I express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to any of the aforementioned documents or any particular remedy under such documents as opposed to any other remedy available under such documents, at law or in equity.

      I express no opinion as to the validity or enforceability of any indemnification or contribution provision contained in any of the aforementioned documents, or as to compliance with federal or state securities laws and regulations.

      My opinion as to validity and enforceability of the aforementioned documents is further subject to the qualification that certain provisions of such documents are and may be unenforceable in whole or in part under the laws of the State of Texas, but the inclusion of such provisions does not affect the validity of each document taken as a whole, and each document taken as a whole, together with applicable law, contains adequate provisions for its enforcement and for the practical realization of the rights and benefits afforded thereby, except for the economic consequences of any delay occasioned thereby.

      This opinion is solely for the benefit of and may be relied upon only by the Company and the Shareholders in connection with the transactions described in the Agreement. This opinion may not be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, or by any other person or entity for any purpose, in whole or in part, without our express prior written consent.

                                          Very truly yours,


                       Exhibit C to Exhibit 2 - Page 3

                                   EXHIBIT D

                                  LEASE FORMS

STATE OF NORTH CAROLINA       )
                              )                       LEASE
COUNTY OF FORSYTH             )


      THIS LEASE (the "Lease"), is made as of the 1st day of May, 1999, by and between B.E. TUTTLE, a citizen and resident of the State of Nevada (hereinafter "Landlord") and SYNAGRO OF NORTH CAROLINA-AMSCO, INC., a North Carolina corporation (hereinafter "Tenant").

      IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

      1. DESCRIPTION OF LEASED PROPERTY. Subject to the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises known as ________________________ (hereinafter referred to as the "Premises").

      2. TERM. The term of this Lease shall be for a period of six (6) months beginning on May 1, 1999 (the "Commencement Date"), and terminating six (6) months following the Commencement Date, or on October 31, 1999 (the "Termination Date"). Thereafter, the term of this Lease shall be renewed on a month to month basis subject to either party's right to terminate this Lease at the end of any month upon thirty days' prior written notice to the other.

      3. RENT. Tenant shall pay to Landlord, at the address specified in Paragraph 18 (or at such other address as Landlord may designate by notice given to Tenant), as rental for the Premises, $________ each month during the term of this Lease, said rental being payable in advance on the first day of each month during the term of this Lease without any prior offset or deduction to Landlord.

      4. USE OF PREMISES. Tenant shall have the right to use the Premises for office purposes only and shall conduct its business in a proper, lawful and reputable manner and so as not to permit any use of the Premises which will constitute waste or a nuisance.

      5. IMPROVEMENTS AND ALTERATIONS. The Tenant shall not without the prior written approval of the Landlord, alter, add to or improve the Premises. Any said alterations, additions or improvements shall be in compliance with applicable building codes. All alterations, additions and improvements in or on the Premises made by either Landlord or Tenant (except Tenant's furniture, trade fixtures, portable lighting fixtures, and any equipment and shelving installed by Tenant or furnished at Tenant's expenses and removable without damaging the Premises in any manner) shall become the property of Landlord and shall remain and be surrendered with the

                       Exhibit D to Exhibit 2 - Page 1

Premises as a part thereof at the termination or other expiration of the term of this Lease or any extension thereof.

      6. PERSONAL PROPERTY AND REMOVAL. Tenant agrees hereby that all fixtures and other property of any nature, description and kind placed in, upon or about the Premises by Tenant, its agents, servants, employees, licensees, and invitees, shall be at the sole risk of the Tenant. Tenant shall have the right at the end of the Lease term, or of any renewal or extension thereof, if not in default under this Lease, to remove from the Premises any and all equipment and trade fixtures placed in or upon said Premises by Tenant, provided that Tenant shall repair any damage done to the Premises by the removal thereof.

      7.    TAXES AND UTILITIES.

            (a) During the term of this Lease, and any extensions thereof, Landlord shall pay all real estate ad valorem taxes and general and special assessments levied against the Premises.

            (b) Tenant covenants and agrees during the term of this Lease to pay promptly when due all license fees and all other charges of any nature and kind whatsoever, imposed, charged, or levied against the Premises, in connection with the use and occupancy of the Premises by Tenant, and also all bills for water, gas, power, electricity and all other utilities serving the Premises and the cost of any repairs caused by any negligence on the part of Tenant and/or its employees or independent contractors employed by it.

      8. ASSIGNMENT AND SUBLETTING. Subject to the limitations hereinafter set forth, this Lease and all terms, conditions and provisions hereof shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties hereto. Except with the written consent of Landlord, Tenant agrees that neither this Lease nor the term hereby granted, nor any part thereof, will be assigned, mortgaged, pledged, or encumbered in any manner or otherwise transferred by operation of law or otherwise. Tenant further agrees that it will not sublease or assign this Lease or any portion or portions of the Premises except with the written consent of Landlord. No assignment or subleasing shall relieve the Tenant of its liability under the provisions of this Lease.

      9. MAINTENANCE AND REPAIRS. Landlord covenants that it will make such repairs to the roof, outside walls, gutters and downspouts and other structural portions of the building of which the Premises is a part as may be necessary in order to keep such building in good condition and repair. Tenant covenants and agrees that during the term of this Lease, at its own expense, it shall keep and maintain the interior of the Premises, in reasonably good, clean and sanitary condition, and that it will surrender same in as good condition as they were at the Commencement Date, ordinary wear and tear, condemnation and casualty excepted.

      10. LIENS FOR WORK DONE ON PREMISES. If Tenant shall cause any material to be furnished to the Premises or labor to be performed thereon or therein, Landlord shall, under no circumstances, be liable for the payment of any expenses incurred or for the value of any work done or material furnished. Also such work shall be at Tenant's expense and Tenant shall be solely responsible to all contractors, laborers, and materialmen furnishing any labor and/or material to the

                       Exhibit D to Exhibit 2 - Page 2

Premises. Nothing herein shall authorize Tenant or any persons dealing through, with or under Tenant to charge the Premises, or any interest of the Landlord therein, or this Lease with any mechanics' or materialmen's liens or other lien or encumbrance. On the contrary, and notice is hereby given, the right and power to charge any lien or encumbrance of any kind against Landlord, this Lease, or the Premises is hereby expressly denied. Notwithstanding the foregoing, should any mechanics', materialmen's or other lien be filed against the Premises, or any part thereof, for any reason whatsoever by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be cancelled and discharged of record by bond or otherwise within thirty (30) days after notice by Landlord and shall hold Landlord harmless and indemnify Landlord from all costs including costs of defense, expenses and attorney's fees.

      11. HOLDOVER. If Tenant shall holdover beyond the termination of this Lease or any renewal or extension thereof, the occupancy by Tenant subsequent to the termination of this Lease or expiration of the Lease Term, or renewal or extension thereof, shall be from month to month and shall not be considered as a renewal or an extension of this Lease.

      12. CHANGE IN OWNERSHIP OF PREMISES. If the name or address of the party entitled to receive rent hereunder shall be changed, Tenant shall, until receipt of proper notice of such change, continue to pay the rent and other charges herein reserved, accrued and to accrue hereunder, to the party to whom and in the manner in which the last preceding installment of rent or other charge was paid, and each such payment shall, to the extent thereof, exonerate and discharge Tenant.

      13. CONDEMNATION. If the whole of the Premises, or such substantial portion thereof as will make Premises unusable for the purposes referred to herein, be condemned by any legally constituted authority for any public use or purpose, then in either of said events, the term hereby granted shall terminate at the time when possession thereof is taken by the condemning authority, and rental shall be accounted for as between Landlord and Tenant as of that date. Such termination, however, shall be without prejudice to the rights of either Landlord or Tenant, or both, to recover compensation and damages caused by condemnation from the condemning authority. It is further understood and agreed that neither Tenant nor Landlord shall have any rights in any award made to the other by any condemnation authority. In the event the portion condemned is such that the remaining portion can, after restoration and repair, be made useable for Tenant's purpose, then this Lease shall not terminate; however, the rent shall be reduced equitably by the amount of the Premises taken. In such an event, Landlord shall make such repairs as may be necessary to the remaining portion of the Premises usable for general office purposes as soon as the same can be reasonably accomplished.

      14. SUBORDINATION. The parties hereto understand that Landlord may, from time to time, desire to encumber Landlord's interest in the demised Premises with a mortgage or deed of trust, and may desire, in connection with the execution of such mortgage or deed of trust, to cause the within Lease to be made subordinate in lien and claim to the lien or liens of such mortgage or deed of trust. Tenant, therefore covenants and agrees that Tenant will, from time to time, at the request of Landlord, execute an instrument or instruments in such form as may be required by Landlord or by the mortgagee of any such mortgage or deed of trust as evidence of such

                       Exhibit D to Exhibit 2 - Page 3
subordination. Landlord, however, will exercise its best efforts to arrange with the holder of any future underlying mortgage or deed of trust for an agreement that if by foreclosure such holder, or any successor-in-interest, shall become the owner of the leased Premises, it will not disturb the possession, use or enjoyment of the Premises by Tenant provided Tenant is not in default hereunder.

      15.   INSURANCE.

            (a) Tenant shall insure all personal property owned by Tenant or others and located on the Premises, and Landlord shall have no responsibility as to any such property. Tenant further agrees that it shall not suffer anything to be or remain upon or about the Premises, nor carry on nor permit on the Premises any trade or occupation, or suffer to be done anything which may render an increased or extra premium payable for the insurance on the Premises against fire, or other perils included under standard extended coverage insurance, unless Landlord shall consent in writing.

            (b) Tenant agrees to secure and keep in force at all times during the term of this Lease, or any renewals or extensions thereof, at Tenant's own expense, comprehensive general liability insurance insuring both Tenant and Landlord against any liability imposed for, or arising, directly or indirectly, out of injuries to person or property arising out of the ownership, maintenance, occupancy or control of the Premises on an occurrence basis with minimum limits of liability reasonably acceptable to Landlord.

            (c) Policies of insurance obtained by Tenant hereunder shall not be cancelled or amended except upon thirty (30) days' prior written notice from the insurance company to the Landlord and the Tenant. Tenant shall deliver to Landlord certificates, binders, or memoranda of insurance at least ten (10) days prior to the Commencement Date, and Tenant shall thereafter deliver to Landlord within ten (10) days after written notice from Landlord, certificates, binders, or memoranda of insurance evidencing the renewal thereof.

            (d) Tenant shall indemnify and save Landlord harmless from any and all liability, damages, expenses, causes of action, suits, claims, judgments and costs of defense arising from injury to person in and on the Premises or upon any adjoining sidewalks or public areas of the building in which the Premises are located, which arise out of the act, failure to act or negligence of Tenant, its agents, employees or invitees. Landlord shall indemnify and same Tenant harmless from any and all liability, damages, expenses, causes of actions, suits, claims, judgments and costs of defense arising from injury to person in and on the building on which the Premises are located, or upon any adjoining sidewalks or public areas of the building which arise out of the act, failure to act or negligence of Landlord, its agents or employees.

      16. CASUALTY DAMAGE. In the event that the Premises or the building in which the Premises are located are damaged for any reason whatsoever such that Tenant would be rendered unable, in Landlord's and Tenant's joint determination, to carry on its normal business operations for a period of thirty (30) days or more, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord no later than sixty (60) days after the occurrence of such damage. Upon such termination, Tenant's obligations hereunder and each of them, including the

                       Exhibit D to Exhibit 2 - Page 4
obligation to pay rent of any kind or nature, shall cease as of the day the Premises were so damaged. During any period that Tenant, in Landlord's and Tenant's joint determination, is unable to conduct its normal business operations because of such casualty damage, rent of any kind or nature due hereunder shall be abated.

      In the event the Premises are partially damaged by fire or other casualty and Landlord and Tenant jointly shall determine that Tenant is able to carry on its normal business operations, Tenant shall pay rent for only such portion of the Premises which Tenant may reasonably occupy during the time required to make repairs. All repairs necessary to restore the Premises to its original condition shall be (a) commenced within ninety (90) days after the occurrence of such damage; (b) performed in a diligent and workmanlike manner with material of at least the same quality utilized originally in the construction of the Premises; and (c) completed by Landlord at Landlord's sole expense.

      17. WAIVER OF RIGHTS. No waiver by Landlord of any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent similar act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of said preceding breach at the time of acceptance of such rent.

      18. NOTICE. All notices provided for herein shall be in writing and shall be deemed to have been received on the third (3rd) business day following deposit in the United States mail, postage fully prepaid, or if sent by overnight courier with guaranteed overnight delivery, on the day following the date delivered to such overnight courier, and directed to the parties hereto at their respective addresses given below:

            Tenant:           If hand delivered, mailed or commercial courier:
                              Synagro of North Carolina-Amsco, Inc.
                              1800 Bering Drive
                              Suite 1000
                              Houston, TX 77057
                              Attention: Mark A. Rome

            Landlord:         If hand delivered, mailed or commercial courier:
                              B. E. Tuttle
                              370E Harmon
                              Apt. B102
                              Las Vegas, NV 85109

Either party may, in addition, deliver written notice by hand delivery. Further, the parties hereto may give or receive notice by or from their respective attorneys and may, by like notice, designate a new address to which subsequent notice shall be directed.


                       Exhibit D to Exhibit 2 - Page 5

      19. COMPLIANCE WITH GOVERNING LAWS. This Lease shall be governed by and construed under the laws of the State of North Carolina and other applicable statutes and regulations of said state and Forsyth County, North Carolina. Tenant shall promptly comply with all laws, ordinances, rules, regulations and requirements of any or all federal, state and municipal authorities having jurisdiction over the manner in which Tenant's business is conducted, including but not limited to all environmental laws, ordinances, rules, regulations and requirements.

      20. ENTIRE AGREEMENT. This writing contains and embodies the entire agreement of the parties hereto and no representations, inducements or agreements, oral or otherwise between the parties not contained and embodied herein shall be of any force or effect, and the same may not be modified, changed or terminated in whole or in part, orally or in any other manner than by agreement in writing duly signed by all of the parties hereto.

      21. ATTORNEYS FEES. Should Landlord file an action to enforce any agreement contained in this Lease or otherwise incur attorneys fees in enforcing any agreement contained in this Lease, Tenant shall be liable and shall reimburse Landlord in full for such amount. In any action brought by Tenant concerning this Lease, the prevailing party in any such action; or the parties settling to its benefit, shall be reimbursed by the other party for reasonable attorney's fees in the action.

      22. DEFAULT BY TENANT. In the event that (a) Tenant shall fail to make any payment of rent within ten (10) days of its due date, or (b) Tenant shall violate any other covenant or agreement herein contained which violation shall remain uncured following thirty (30) days written notice to Tenant, then Landlord shall have the right, with or without terminating this Lease, to re-enter and repossess the Premises without prejudice to any other rights provided to Landlord at law or in equity.


                   [REST OF PAGE INTENTIONALLY LEFT BLANK]

                       Exhibit D to Exhibit 2 - Page 6

      IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed for the uses and purposes herein stated, and have hereunto adopted and affixed seals, pursuant to authority granted, as appropriate, as of the day and year first above written.


                                    LANDLORD:


                                    _______________________________________
                                    B.E. TUTTLE
Date:__________________


                                    TENANT:


                                    SYNAGRO OF NORTH CAROLINA-AMSCO,
                                    INC.


                                    By:____________________________________
                                    Title:_________________________________

Date:___________________


                       Exhibit D to Exhibit 2 - Page 7

                                   EXHIBIT E

                           LEGAL OPINION OF COMPANY

                   [Letterhead of Bell, Davis & Pitt, P.A.]

                                April 30, 1999



Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77057
Attention: Mark A. Rome

Gentlemen:

      We have acted as special counsel to Amsco, Inc., a North Carolina corporation (the "Company"), Randall S. Tuttle and B.E. Tuttle (collectively, the "Shareholders"), in connection with that certain Agreement and Plan of Merger (the "Agreement") dated April 30, 1999 by and among Synagro Technologies, Inc., a Delaware corporation ("Parent"), AMS Acquisition Corp., a North Carolina corporation ("Merger Sub"), the Company and the Shareholders, and in connection with the transactions contemplated thereby. This opinion is being delivered to you pursuant to Section 8.3(n) of the Agreement. Unless otherwise defined in this opinion, capitalized terms used in this opinion shall have the meanings ascribed to them in the Agreement.

      In our capacity as special counsel for the Company and the Shareholders, we have reviewed the Agreement, together with the Exhibits and Schedules thereto, and such other records, documents, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion.

      For purposes of rendering the opinions set forth below, we have assumed, without your permission, that the signature of B.E. Tuttle on the Agreement is genuine. In addition, whenever any opinion herein with respect to the existence or absence of facts as qualified by the phrase "to the best of our knowledge", it is based upon inquiries of attorneys within our firm who have performed legal services for the Company, and inquiries of certain officers of the Company who have responsibility for such matters.

      Based on the foregoing, subject to the qualifications, exceptions and assumptions herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the

                       Exhibit E to Exhibit 2 - Page 1

Synagro Technologies, Inc.
April 30, 1999
Page 2


            properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except as disclosed in the Agreement or where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

      2. To the best of our knowledge and based on representations made to us by the Company and the Shareholders, the Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

      3. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. As of the date of the Agreement and as of Closing there are 5,000 shares of Company Common Stock issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth on SCHEDULE 5.2 to the Agreement.

      4. The Company has full corporate power and authority to execute and deliver the Agreement and, subject to the Company Required Statutory Approvals, to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by the Company and the Shareholders, and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors rights generally and (b) general equitable principals.

      5. The execution and delivery of the Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated thereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Shareholders under any of the terms, conditions or provisions of (i) the charter or

                       Exhibit E to Exhibit 2 - Page 2

Synagro Technologies, Inc.
April 30, 1999
Page 3


            bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or the Shareholders, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or the Shareholders is now a party or by which the Company or the Shareholders or any of their respective properties or assets may be bound or affected and which is listed in the Schedules to the Agreement, except as may be disclosed therein.

      This opinion is limited to federal law and the laws of the State of North Carolina now in effect. No opinion is expressed as to any matter governed by the laws of any other jurisdiction.

                                    Very truly yours, BELL, DAVIS & PITT, P.A.

                                    John W. Babcock


                       Exhibit E to Exhibit 2 - Page 3

                                   EXHIBIT F

                   EMPLOYMENT AND NON-COMPETITION AGREEMENTS


                   EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

      THIS AGREEMENT is made between SYNAGRO OF NORTH CAROLINA-AMSCO, INC. ("Company") a North Carolina corporation with its principal place of business at 6490 Stadium Drive, Clemmons, N.C. 27012 and ______________ residing at ________________ ("TUTTLE").

      WHEREAS, TUTTLE and COMPANY desire and agree to formalize the employment relationship that will commence between COMPANY and TUTTLE upon the acquisition of Amsco, Inc. by COMPANY (the "Acquisition") by means of this Employment and Confidentiality Agreement (the "Agreement");

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows.

1.    BASIC COMPENSATION

      For the services rendered by TUTTLE to COMPANY, COMPANY shall pay TUTTLE a base salary at the rate of $___________ per year (the "Basic Compensation") during the Initial Term, and then as agreed upon from time to time by the parties hereto. TUTTLE shall be subject to annual performance reviews and Basic Compensation may be increased depending upon TUTTLE's and COMPANY's performance.

2.    BONUSES

      In addition to Basic Compensation, TUTTLE shall also be eligible to participate in the COMPANY bonus program that may be established from time to time. Such bonus program changes from time to time and COMPANY makes no guarantee that any bonus shall be paid. Any such bonus paid will be discretionary and based on the financial performance of the companies and TUTTLE's individual job performance as determined by COMPANY management. TUTTLE will be eligible to participate in the bonus program at the Regional Vice President level. A copy of the current bonus plan for a Regional Vice President has been provided to TUTTLE .

3.    INITIAL TERM

      Commencing on the effective date of the Acquisition, TUTTLE agrees to be employed by COMPANY, and COMPANY agrees to employ TUTTLE, to serve as Regional Vice President and to perform by and on behalf of COMPANY such services for COMPANY (i) as are typical of that position or an employee in a substantially similar position, and (ii) as may be requested by the senior officers or the board of directors of COMPANY. During the period beginning on the date of this

                       Exhibit F to Exhibit 2 - Page 1

Agreement and extending for three (3) years (the "INITIAL TERM"), TUTTLE's employment hereunder may not be voluntarily terminated by COMPANY or TUTTLE; provided, however, that COMPANY may terminate TUTTLE for cause at any time, if any of the following events ("Cause") has occurred:

      (a) TUTTLE willfully and continually, without proper legal cause, has failed or refused to use his best efforts to follow the directions of the senior officers or the board of directors of COMPANY;

      (b) TUTTLE has been convicted of, or has pleaded guilty or nolo contendere to a charge that he committed a felony;

      (c) TUTTLE has perpetrated a fraud against, or theft of property of, COMPANY or any affiliate of COMPANY;

      (d) As a result of his negligence or willful misconduct, TUTTLE has violated any applicable federal or state law or regulation and, as a result of such violation, has become, or has caused COMPANY to become, the subject of any legal action or administrative proceeding or a suspension of any right or privilege, which action, proceeding or suspension could have a material adverse effect on the reputation, prospects, condition or operations of COMPANY;

      (e) As a result of his negligence or willful misconduct, TUTTLE has committed any act that causes, or shall knowingly or recklessly fail to take reasonable and appropriate action to prevent, any material adverse effect to the reputation, prospects, condition or operations of COMPANY;

      (f)   TUTTLE has violated any of the provisions of this Agreement; or

      (g) TUTTLE dies or becomes physically or mentally unable to perform his duties hereunder at any time.

      At any time after the Initial Term, TUTTLE or COMPANY may voluntarily terminate TUTTLE's employment upon 30 days prior written notice by either party to the other, without the payment of severance pay of any kind.

4.    DUTIES AND EXTENT OF SERVICES

      TUTTLE will be engaged as COMPANY's Regional Vice President over the southeastern region of the United States. The precise services of TUTTLE may be extended or curtailed, from time to time, at the direction of COMPANY. TUTTLE shall devote TUTTLE's entire working time, attention, and energies to the business of COMPANY. TUTTLE shall receive time off for holidays and any other days as specified by COMPANY, and shall assume and perform further reasonable responsibilities and duties that may be assigned to him from time to time by COMPANY. TUTTLE shall be employed primarily from COMPANY's office to be located within 30 miles of Winston-Salem, N.C. during the Initial Term.

                       Exhibit F to Exhibit 2 - Page 2

      TUTTLE shall also be given the title of "President" over Synagro Southeast, Inc. (or a similar entity) to facilitate his participation in the Young President's Organization ("YPO").

5.    VACATION

      TUTTLE is granted three (3) weeks paid annual vacation during the Initial Term in accordance with COMPANY's standard vacation policy.

6.    AUTO ALLOWANCE

      TUTTLE shall receive the use of a COMPANY car. The use of the car may be considered ordinary income for withholding tax purposes.

7.    BUSINESS EXPENSES

      TUTTLE shall be reimbursed by COMPANY for the reasonable and customary business expenses incurred by him in the performance of TUTTLE's duties as a COMPANY employee. Such expenses will be reimbursed through TUTTLE's timely submission of a properly prepared expense report supported by receipts in accordance with the COMPANY's standard expense reporting procedures.

      In addition to standard business expenses, Company also agrees to reimburse TUTTLE for his annual dues and other ordinary expenses associated with his membership and participation in YPO. It is anticipated that the expenses attributable to YPO will not exceed $15,000 annually.

      TUTTLE is also authorized to seek reimbursement for charges attributable to the business use of his personal aircraft up to a maximum of $125 per hour of business use. This authorization is subject to the restrictions, if any, that may be placed upon the use of personal aircraft for COMPANY business by any COMPANY insurance policies.

8.    BENEFITS

      TUTTLE will be entitled to participate in the standard COMPANY employee benefit plans made available by COMPANY in accordance with the eligibility requirements and terms and conditions of the individual programs. The individual plans and summary plan descriptions govern the specific terms and conditions.

9.    OWNERSHIP

      TUTTLE agrees that all developments made and works created by TUTTLE or under his direction in connection with employment shall be the sole and complete property of COMPANY and that any and all copyrights and other proprietary interests to such works shall belong to COMPANY.

                       Exhibit F to Exhibit 2 - Page 3

10.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      (a) NONDISCLOSURE. During the term of employment and for three (3) years thereafter, TUTTLE agrees to keep Confidential all information provided by COMPANY, excepting only such information as is already known to the public, and including any such information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with COMPANY, and not to release, use, or disclose the same except with the prior written permission of COMPANY, or as otherwise ordered by a court of competent jurisdiction.

      All records, files, policies, memorandums, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of COMPANY, which TUTTLE shall use or prepare or come into contact with, shall remain the sole property of COMPANY.

      (b) POSSESSION. TUTTLE agrees that, upon request by COMPANY, and in any event upon termination of employment, TUTTLE shall turn over to COMPANY all documents, papers, or other material in his possession or under his control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from TUTTLE's services to COMPANY whether or not such material is at the date hereof in TUTTLE's possession. TUTTLE agrees that he shall have no proprietary interest in any work product developed or used by TUTTLE and arising out of his employment by COMPANY. TUTTLE shall, from time to time as may be requested by COMPANY, do all things that may be necessary to establish or document COMPANY's ownership of any such work product, including, but not limited to, execution of appropriate copyright applications or assignments.

      (c) SURVIVAL OF COVENANT. The undertakings of this section of this Agreement shall survive the termination or cancellation of the Agreement or of TUTTLE's employment.

11.   COVENANT NOT TO COMPETE

      For a period of thirty-six (36) months from the date of any termination of TUTTLE's employment with COMPANY, TUTTLE shall not, directly or indirectly, accept employment with or render any services to any other residuals, manure or biosolids management business or form an association with or employ or offer to employ in professional employment in a business competitive with COMPANY, anyone who is or has been a director, officer, shareholder, or employee of COMPANY. This restriction shall apply only in the states of North Carolina, South Carolina, Virginia, Kentucky, Tennessee, Georgia, Alabama, Florida, Arizona, and Mississippi. Twenty percent of TUTTLE'S Base Salary during the Initial Term is granted in exchange for this covenant not to compete.

      TUTTLE acknowledges that the restrictions imposed by this Agreement are reasonable, are required for COMPANY to consummate the Acquisition and are fully understood by him and will not preclude TUTTLE from becoming gainfully employed following a termination of employment with COMPANY.


                       Exhibit F to Exhibit 2 - Page 4

12.   REMEDIES

      TUTTLE agrees that this Agreement is intended to protect and preserve legitimate business interests of COMPANY. It is further agreed that any breach of this Agreement may render irreparable harm to COMPANY. In the event of a breach by TUTTLE, COMPANY shall have available to it all remedies provided by law, including, but not limited to, permanent injunctive relief to restrain TUTTLE from violating this Agreement. COMPANY shall also be entitled to commence legal action against TUTTLE for any breach of any confidentiality agreement and/or confidentiality programs in effect at any time between TUTTLE and COMPANY. Notwithstanding any legal remedies available to COMPANY as a result of a breach of this Agreement, in the event of a breach by TUTTLE, COMPANY shall immediately be entitled to withhold and avoid payment of any sums of money or other benefits then due or to become due under this or any other Agreement between TUTTLE and COMPANY.

13.   GENERAL PROVISIONS

      (a) NO WAIVER. The failure of COMPANY to terminate this Agreement for the breach of any condition or covenant herein by TUTTLE shall not affect COMPANY's right to terminate for subsequent breaches of the same or other conditions or covenants. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every such provision.

      (b) NOTICES. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and mailed by registered or certified mail, postage prepaid, to either party at the address of such party or at such other address as shall have been designated by written notice by such party to the other party.

      (c ) ENTIRE CONTRACT. This Agreement shall constitute the entire contract between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. No change, modification or amendment of this Agreement shall be of any effect unless in writing signed by TUTTLE and by the President of COMPANY.

      (d) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of North Carolina.

      (e) SEVERABILITY. Should any provision of this Agreement not be enforceable in any jurisdiction, the remainder of the Agreement shall not be affected thereby.

                       Exhibit F to Exhibit 2 - Page 5

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on this 30th day of April 1999.



                                          ____________________________________
                                          Employee



                                          SYNAGRO OF NORTH CAROLINA-
                                          AMSCO, INC.


                                          By:_________________________________
                                              Mark A. Rome, Vice President

                       Exhibit F to Exhibit 2 - Page 6

                                   EXHIBIT G

                          RELEASE OF CLAIMS AGREEMENT

                               RELEASE OF CLAIMS


      THIS RELEASE OF CLAIMS ("RELEASE") dated the 30th day of April, 1999 is executed and delivered by the undersigned to Synagro Technologies, Inc., a Delaware corporation ("SYNAGRO"), AMS Acquisition Corp., a North Carolina corporation ("MERGER SUB"), and Amsco, Inc., a North Carolina corporation (the "COMPANY").

      WHEREAS, Synagro, Merger Sub, the Company, the undersigned and _____________ have executed an Agreement and Plan of Merger (the "AGREEMENT") of even date herewith; and

      WHEREAS, Synagro has required the undersigned to execute and deliver this Release to Synagro, Merger Sub and the Company to confirm the absence of any claims by the undersigned against Synagro, Merger Sub and the Company and/or any of their respective affiliates.

      NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

      Section 1. RELEASE. The undersigned hereby RELEASES and FOREVER DISCHARGES Synagro, Merger Sub, the Company and each of their respective affiliates from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity (collectively, the "CLAIMS") which the undersigned ever had, now has, or hereafter can, shall or may have against Synagro, Merger Sub, the Company and/or any of their respective affiliates in respect of any and all agreements, obligations and events incurred on or prior to the date hereof; provided, however, that nothing herein shall be deemed to release Synagro or Merger Sub from any Claims by the undersigned arising out of or related to (a) the representations, warranties, covenants and agreements of Synagro and Merger Sub as set forth in the Agreement or any document executed and delivered in connection therewith or (b) accrued compensation reflected in the accounting records of the Company prior to the date hereof.

      Section 2. SUCCESSORS. This Release shall be binding upon the undersigned and his heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of Synagro, Merger Sub and the Company and their respective affiliates and each of their respective successors and assigns.

      Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of laws.

                       Exhibit G to Exhibit 2 - Page 1

      Section 4. MODIFICATION. This Release may be modified only by a written instrument executed by Synagro, Merger Sub, the Company and the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.



                                    _________________________________________
                                    Shareholder

                       Exhibit G to Exhibit 2 - Page 2

                                   EXHIBIT H

                     TERMINATION OF SHAREHOLDERS AGREEMENT

TERMINATION OF SHAREHOLDERS AGREEMENT

      The undersigned, being all of the Shareholders of Amsco, Inc., a North Carolina corporation (herein the "Company"), do hereby terminate that certain Shareholders' Agreement dated July 31, 1992, as amended, effective upon the consummation of the merger of the Company with and into AMS Acquisition Corp. ("AMS") pursuant to that certain Agreement and Plan of Merger to be entered into by and between Synagro Technologies, Inc. ("Synagro"), AMS, the Company and the undersigned shareholders.

      IN WITNESS WHEREOF, the undersigned have executed this instrument on this the ___ day of April, 1999.



                                    ____________________________________________
                                    Randall S. Tuttle


                                    ____________________________________________
                                    B.E. Tuttle

                                    Being all of the Shareholders of the Company


                       Exhibit H to Exhibit 2 - Page 1